Exhibit 8.2

[Letterhead of Wyrick Robbins Yates & Ponton LLP]

May 22, 2015

Bank of the Carolinas Corporation

135 Boxwood Village Drive

Mocksville, North Carolina 27028

Re:	Tax Consequences— Merger of Bank of the Carolinas Corporation, Mocksville, North Carolina, with and into Bank of the Ozarks, Inc., Little Rock, Arkansas

Ladies and Gentlemen:

We have acted as counsel to Bank of the Carolinas Corporation (“BCAR”) in connection with the review and analysis of that certain registration statement (the “Registration Statement”) on Form S-4 filed by Bank of the Ozarks, Inc. (“OZRK”) on May 22, 2015 with the Securities and Exchange Commission (the “Commission”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of up to 2,209,154 shares of common stock of OZRK issuable pursuant to the Agreement and Plan of Merger and Reorganization dated May 6, 2015, by and among OZRK, Bank of the Ozarks, BCAR and Bank of the Carolinas (the “Merger Agreement”), pursuant to which BCAR will be merged with and into OZRK (the “Merger”).

We have reviewed the Merger Agreement and the discussion set forth in the Registration Statement section entitled “Material United States Federal Income Tax Consequences of the Merger.” In our opinion, and subject to the limitations, qualifications, exceptions, and assumptions set forth therein (i) the material United States federal income tax consequences to the shareholders of BCAR are fairly summarized in the discussion in such section; and (ii) the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Our opinion expressed herein is based upon the Code, regulations promulgated thereunder, administrative pronouncements and judicial authority, all as in effect as of the date hereof. It represents our best legal judgment as to the matters addressed herein, but is not binding on the Internal Revenue Service or the courts. Accordingly, no assurance can be given that the opinion expressed herein or the tax consequences discussed in the Registration Statement, if contested, would be sustained by a court. Furthermore, the authorities upon which we rely may be changed at any time, potentially with retroactive effect. No assurances can be given as to the effect of any such changes on the conclusions expressed in this opinion. We have no obligation to update our opinion or otherwise notify you of events, changes or developments in the law occurring after the date of this letter.

If any of the facts and assumptions pertinent to the United States federal income tax treatment of the Merger specified herein or any of the statements, covenants, representations or warranties contained in the Registration Statement or Merger Agreement are, or later become, inaccurate, such inaccuracy may adversely affect the conclusions expressed in this opinion. In addition, our opinion is limited to the tax matters specifically covered hereby, and we have not been asked to address, nor have we addressed, any other tax consequences of the Merger or any other transactions.

This opinion is being provided solely for the benefit of BCAR. No other person or party shall be entitled to rely on this opinion. We are furnishing this opinion in connection with the filing of the Registration Statement, as amended, and it may not be distributed, quoted in whole or part or otherwise reproduced in any document, or relied upon for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement, as amended, and to the references therein to our firm. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under section 7 of the Securities Act or the rules or regulations promulgated thereunder by the Commission.

Very truly yours,

/s/ WYRICK ROBBINS YATES & PONTON LLP